Exhibit 21.1

Subsidiaries of the Registrant

1.	Galena State Bank and Trust Company, an Illinois state bank with its main office located in Galena, Illinois

2.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

2 a.	DB&T Insurance, Inc.

2 b.	DB&T Community Development Corp.

3.	Keokuk Bancshares, Inc.

4.	First Community Bank, an Iowa state bank with its main office located in Keokuk, Iowa

5.	Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois

6.	Citizens Finance Co.

7.	ULTEA, Inc.

7 a.	Autorent Wisconsin, Inc.

7 b.	Econo Lease, Inc

8.	Wisconsin Community Bank, a Wisconsin state bank with its main office located in Cottage Grove, Wisconsin

8 a.	DBT Investment Corporation

9.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

10.	Arizona Bank & Trust, an Arizona state bank with its main office located in Chandler, Arizona

11.	Rocky Mountain Bank, a Montana state bank with its main office located in Billings, Montana

12.	HTLF Capital Corp.

13.	Heartland Financial Statutory Trust II

14.	Heartland Financial Capital Trust II

15.	Heartland Financial Statutory Trust III

16.	Heartland Financial Statutory Trust IV

17.	Rocky Mountain Statutory Trust I

18. 19.	Heartland Community Development, Inc. Heartland Financial Statutory Trust V